U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f)
                     of the Investment Company Act of 1940.

Table 1.             Non-Derivative Securities Beneficially Owned:

                                 Manuel Sanchez
                            Name of Reporting Person

                             15386 S.W. 153rd Street
                              Miami, Florida 33187
                           Address of Reporting Person

                                  May 31, 2001
                        Date of Event Requiring Statement

                     Panther Telecommunications Corporation
                (formerly New Century Capital & Consulting Corp.)
                           (No Trading Symbol Issued)

                             President and Director
                   Relationship of Reporting Person to Issuer

                          Common Stock, $.001 par value
                                Title of Security

                                7,500,000 shares
                     Amount of Securities Beneficially Owned

                                     Direct
                                 Ownership Form

Table II.            Derivative Securities Beneficially Owned: NONE



/s/ Manuel Sanchez                                    June 12, 2001
---------------------------------------             ----------------------------
Manuel Sanchez - Reporting Person                   Date